Exhibit 99.1

SBT Bancorp Announces Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--November 24, 2017--The Board of Directors of SBT Bancorp, Inc., (OTCQX: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on November 21, 2017 a quarterly common stock cash dividend of $0.15 per share. The dividend will be payable on December 20, 2017 to shareholders of record on December 8, 2017.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “Management continues to implement revenue enhancing and expense management plans to improve earnings. These include continued commercial banking growth, with a particular focus on family owned businesses, and structural reduction in operating costs. The board anticipates continued growth and profitability, and wishes to thank our shareholders for their ongoing support of Simsbury Bank.”

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, 860-408-5493
CFO
860-408-4679 (fax)
rsudol@simsburybank.com